UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 18, 2009

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	93-1301885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank, 3rd Floor Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 992-2907

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ImmunoCellular Therapeutics, Ltd. (the “Company”) entered into an Employment Agreement, effective as of February 18, 2009, with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2009. The Company is required under the Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the Employment Agreement.

The Employment Agreement provides for an annual base salary of $250,000, payable bi-weekly, and cash bonuses of (i) $50,000 if the Company completes a financing, a strategic alliance or a merger or acquisition that generates at least $2,500,000 of net proceeds (after commissions) during the term of the agreement; (ii) $100,000 if the Company completes a financing, a strategic alliance or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) during the term of the agreement; or (iii) $200,000 if the Company completes a financing, a strategic alliance or a merger or acquisition that generates at least $10,000,000 of net proceeds (after commissions) during the term of the agreement. The total cash bonus payable shall not exceed $200,000. Pursuant to the Employment Agreement, the Company granted Dr. Singh a seven-year nonqualified stock option on February 18, 2009 under the Company’s 2006 Equity Incentive Plan (the “Plan”) to purchase 700,000 shares of the Company’s common stock at an exercise price of $0.15 per share. The option shall vest (i) as to 300,000 shares in twelve equal monthly installments of 25,000 shares each over the twelve-month period from and immediately following the grant date, (ii) as to 200,000 shares if the Company achieves during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.00 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares, or (b) working capital at the end of the term of the agreement of at least $5,000,000; and (iii) as to 200,000 shares if the Company achieves during term of the agreement either (a) a volume weighted average trading price for its common stock of greater than $1.50 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares or (b) working capital at the end of the term of the agreement of at least $8,000,000. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

In the event that the Company terminates the Employment Agreement without cause or does not extend the Employment Agreement upon its expiration for an additional one-year term or Dr. Singh terminates the Employment Agreement due to (i) his principal place of work for the Company being relocated by more than 50 miles, (ii) a material change in his duties, (iii) a failure by the Company to pay him any of his contractual compensation, or (iv) a constructive termination of Dr. Singh or unlawful harassment or retaliation against him, then the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to six months of his base annual salary and 50% of the shares covered by his option (or 100% of all such shares if the Company is not the surviving entity in a Corporate Transaction (as defined by the Plan) that have not yet vested will immediately become vested.

In the event the Company completes a merger in which Dr. Singh is offered an executive position with the Company or surviving corporation for at least a one-year term, with an annual base salary of $250,000 and a cash bonus and option compensation package having an aggregate value of at least $75,000 (as determined in good faith by the Company or surviving corporation), Dr. Singh will not be entitled to terminate the Employment Agreement based on a change in duties and responsibilities or a location change.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Singh Employment Agreement, the Company issued Dr. Singh an option on February 18, 2009 to purchase 700,000 shares of its common stock. The terms and conditions of the issuance of this option are described above in Item 1.01 of this Report on Form 8-K, which is incorporated herein by this reference. The option issued to Dr. Singh was issued by the Company in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The Company entered into an Employment Agreement, effective as of February 18, 2009, with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2009. The terms of Dr. Singh’s employment as the Company’s President and Chief Executive Officer are set forth in the Employment Agreement, which is described in Item 1.01 of this Report on Form 8-K, which is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

February 24, 2009	By:	/s/ Manish Singh
	Name:	Manish Singh, Ph.D.
	Title:	President and Chief Executive Officer